Exhibit 99.1

Pegasus Digital Mobility Acquisition Corp. Announces Entry into Several Non-Redemption and Investment Agreements and the Addition of Two Independent Board Members to the Schmid Group N.V. board of directors

GREENWICH, CT (April 11, 2024) -- Pegasus Digital Mobility Acquisition Corp. (the “Company”), Pegasus Digital Mobility Sponsor LLC (the “Sponsor”), and Pegasus TopCo B.V. to be renamed Schmid Group N.V. ("TopCo") have entered into several non-redemption and investment agreements in connection with the shareholders meeting called by the Company to approve the business combination between the Company, TopCo and Gebr. Schmid GmbH scheduled for April 22, 2024.

The total amount of currently committed capital in these non-redemption and investment agreements is approximately USD 20 million. The currently committed capital includes investments from several institutional investors as well as up to USD 8 million from the Sponsor.

The Company, the Sponsor and TopCo expect to enter into additional non-redemption and investment agreements prior to the Company's shareholders meeting. The closing of the initial business combination, which is scheduled for April 25, 2024 (at the earliest), remains subject to the fulfillment of all closing conditions set out in the business combination agreement, as amended.

In addition, the Company and TopCo hereby announce that Boo-Keun Yoon has agreed to join TopCo's board of directors as an independent director. Boo-Keun Yoon, former Vice Chairman and CEO of Samsung Electronics spent nearly four decades progressing through a series of leadership roles at Samsung – including Vice Chairman of Korea Enterprises. His extensive knowledge of the Electronics sector, strategic alliances with Korea’s Chamber of Commerce and his extensive network across the industry will serve TopCo well in this new appointment. The Company, TopCo and the Schmid Group are in discussions with two further independent directors who will join the TopCo board either at the closing of the business combination or thereafter.

Prof. Dr. Dr. h.c. Sir Ralf Speth, CEO of Pegasus and the future chairman of the Schmid Group N.V.'s board comments: "The addition of a high-profile board member like Boo-Keun Yoon is a key step for the Schmid Group as the business combination nears with Pegasus. I am looking forward to working with him on the board following a successful closing in April."

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute "forward-looking statements." All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the "Risk Factors" section of the Company’s registration statement and final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Pegasus Digital Mobility Acquisition Corp.

The Company is a blank check company incorporated as a Cayman Islands exempted entity. The Company was founded by StratCap, an investment management organization focused on digital economy investments. The Company is a special purpose acquisition company formed for the purpose of effecting a business combination with one or more businesses.

About The SCHMID Group:

The SCHMID Group is a world-leading global solutions provider for the high-tech electronic, photovoltaics, glass, and energy systems industries, with its parent company Gebr. SCHMID GmbH is based in Freudenstadt, Germany. Founded in 1864, today it employs more than 800 staff members worldwide, and has technology centers and manufacturing sites in multiple locations including Germany and China, in addition to several sales and service locations globally. The Group focuses on developing customized equipment and process solutions for multiple industries including electronics, renewables, and energy storage. Our system and process solutions for the manufacture of substrates, printed circuit boards and other electrical components ensure the highest technology levels, high yields with low production costs, maximized efficiency, quality, and sustainability in green production processes. Learn more at www.schmid-group.com

CONTACT

Investor Relations

investor-relations@pegasusdm.com

- 2 -